                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             SCHOLASTIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                 -------------------------------
                                                          SCHOLASTIC CORPORATION
                                                                    555 Broadway
                                                                    New York, NY
                                                                      10012-3999

                                                                  (212) 343-6100

                             SCHOLASTIC CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO HOLDERS OF COMMON STOCK AND CLASS A STOCK:

The Annual Meeting of Stockholders of Scholastic Corporation (the "Company") will be held at the Company's corporate headquarters located at 555 Broadway, New York, New York on Tuesday, September 19, 2000 at 9:00 a.m., local time, for the following purposes:

MATTERS TO BE VOTED UPON BY HOLDERS OF THE CLASS A STOCK

      - Electing nine directors of the Board of Directors.

      - Approval of certain amendments to the Company's Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of stock of the Company and (ii) effect certain other amendments as set forth in the proposed charter amendment to the Amended and Restated Certificate of Incorporation.

      - Ratifying the appointment of Ernst & Young LLP as independent auditors.

MATTERS TO BE VOTED UPON BY HOLDERS OF THE COMMON STOCK

      - Electing three directors of the Board of Directors.

      - Approval of the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company.

In addition to the foregoing purposes, such other business may be transacted as may properly come before the meeting and any adjournment thereof.

A proxy statement describing the matters to be considered at the Annual Meeting of Stockholders is attached to this notice. Only stockholders of record of the Common Stock and the Class A Stock at the close of business on August 9, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

                                             By Order of the Board of Directors

                                             [SIG]

                                             Charles B. Deull
                                             Senior Vice President, General
                                             Counsel and Secretary

SCHOLASTIC LOGO

                             SCHOLASTIC CORPORATION
                                PROXY STATEMENT

                               TABLE OF CONTENTS

Solicitation of Proxies.....................................    1

      General Information...................................    1

      Voting Securities of the Company......................    2

      Principal Holders of Class A Stock and Common Stock...    3

      Change of Control Arrangements........................    5

      Compliance with Section 16(a) of the Exchange Act.....    6

      Share Ownership of Management.........................    7

Executive Compensation......................................    9

      Summary Compensation Table............................    9

      Option Grants in Fiscal 2000..........................   10

      Aggregated Option Exercises in Fiscal 2000 and 2000
        Fiscal Year-End Option Values.......................   11

      Pension Plan..........................................   11

      Employment Agreement..................................   12

      The Human Resources and Compensation

        Committee's Report on Executive Compensation........   13

      Stock Price Performance Graph.........................   17

MATTERS SUBMITTED TO STOCKHOLDERS...........................   18

- Election of Directors.....................................   18

      Nominees for Election by Holders of the Class A
        Stock...............................................   19

      Nominees for Election by Holders of the Common
        Stock...............................................   19

      Meetings of the Board of Directors and Its
        Committees..........................................   22

      Director Compensation.................................   24

      Certain Transactions and Certain Relationships........   25

- Approval of Amendment to the Company's Amended and
  Restated Certificate of Incorporation.....................   25

     Amendment to the Certificate to Increase the Number of
     Authorized Shares of Common Stock and Preferred Stock
     of the Company.........................................   26

      Other Amendments to the Certificate...................   28

- Ratification of the Selection of the Independent
  Auditors..................................................   30

Stockholder Proposals for 2001 Annual Meeting...............   31

Other Matters...............................................   31

Appendix I..................................................  A-1

                             SCHOLASTIC CORPORATION

                                  555 BROADWAY
                            NEW YORK, NEW YORK 10012

                             ---------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 19, 2000

                             ---------------------

                            SOLICITATION OF PROXIES

GENERAL INFORMATION

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Scholastic Corporation, a Delaware corporation (the "Company"), to be voted at its Annual Meeting of Stockholders (the "Annual Meeting") which will be held at 555 Broadway, New York, New York at 9:00 a.m., local time, on Tuesday, September 19, 2000, and at any adjournments thereof.

       Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to the attention of Charles B. Deull, Senior Vice President, General Counsel and Secretary, Scholastic Corporation, 555 Broadway, New York, New York 10012.

       This proxy statement and the accompanying form of proxy, together with the Company's 2000 Annual Report to Stockholders, are being mailed to stockholders on or about August 25, 2000.

       If a stockholder is the beneficial owner of the Company's Common Stock under the Scholastic Corporation 401(k) Savings and Retirement Plan, a direction and proxy will be delivered to Putnam Fiduciary Trust Company, as trustee, in connection with the shares beneficially owned by such stockholder and held by the trustee. The trustee will vote the Common Stock in accordance with the directions received from the beneficial owners.

       The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies for a fee estimated at $4,500 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

VOTING SECURITIES OF THE COMPANY

       Only holders of record of the Company's Common Stock, $.01 par value ("Common Stock"), and Class A Stock, $.01 par value ("Class A Stock"), at the close of business on August 9, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 16,238,581 shares of Common Stock and 828,100 shares of Class A Stock.

       The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that the holders of shares of Class A Stock, voting as a class, have the right (i) to fix the size of the Board of Directors so long as it does not consist of less than three nor more than 15 directors, (ii) to elect all the directors, subject to the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors, and (iii) to exercise, exclusive of the holders of the shares of Common Stock, all other voting rights of stockholders of the Company. The Certificate also provides that, except as otherwise provided by statute, the voting rights of the holders of shares of Common Stock are limited to the right, voting as a class, to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors.

       Each share of Common Stock and Class A Stock is entitled to one vote. No holders of either class of stock have cumulative voting rights. At the Annual Meeting, holders of the Common Stock will vote on the election of three directors to the Board of Directors and, in accordance with the Delaware General Corporation Law, the proposal to amend the Certificate to increase the number of authorized shares of Common Stock. All other proposals set forth in the notice attached to this proxy statement will be voted on by the holders of the Class A Stock, which holders will also vote on the proposal to amend the Certificate to increase the number of authorized shares of Common Stock.

       The vote required for approval of each of the proposals before the stockholders at the Annual Meeting is specified in the description of such proposal. Under the Company's Bylaws, for the purpose of determining whether a proposal, other than the proposal to approve the proposed amendment to the Certificate, has received the required vote, abstentions will not be considered as votes cast and will have no effect. In the case of the proposal to approve the proposed amendments to the Certificate, including the proposed increase in the number of authorized shares of Common Stock, abstentions and broker non-votes (which may occur if a beneficial owner of Common Stock whose shares are held in a brokerage or bank account fails to provide the broker or bank with voting instructions as to such shares) effectively count as votes against the amendments. Because none of the shares of Class A Stock are held by brokers, the effect of broker non-votes is not applicable in the case of the Class A Stock.

PRINCIPAL HOLDERS OF CLASS A STOCK AND COMMON STOCK

       The following sets forth information regarding persons who, to the best of the Company's knowledge, beneficially owned five percent or more of any class of the Company's voting shares outstanding on August 9, 2000. Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has, or shares, voting power or investment power with respect to a security is considered a beneficial owner of such security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

                                                 CLASS A STOCK                         COMMON STOCK
                                       AMOUNT AND                            AMOUNT AND
                                       NATURE OF                              NATURE OF
        NAME AND ADDRESS OF            BENEFICIAL           PERCENT OF       BENEFICIAL           PERCENT OF
          BENEFICIAL OWNER            OWNERSHIP(1)            CLASS         OWNERSHIP(2)            CLASS
Richard Robinson
c/o Scholastic Corporation
555 Broadway                                828,100              100%            3,043,022(3)         17.4%
New York, NY 10012
Barbara Robinson Buckland
c/o Scholastic Corporation
555 Broadway                                324,310             39.2%            1,424,195             8.6%
New York, NY 10012
Mary Sue Robinson Morrill
c/o Scholastic Corporation
555 Broadway                                382,648             46.2%            1,734,734(4)         10.7%
New York, NY 10012
William W. Robinson
c/o Scholastic Corporation
555 Broadway                                324,310             39.2%            1,366,480(5)          8.3%
New York, NY 10012
Trust under the Will of
Maurice R. Robinson
c/o Scholastic Corporation                  324,310             39.2%            1,165,856             7.0%
555 Broadway
New York, NY 10012
Trust under the Will of
Florence L. Robinson
c/o Scholastic Corporation                   58,338              7.0%              233,338             1.4%
555 Broadway
New York, NY 10012
Massachusetts Financial Services
Company
500 Boylston Street                              --                --            1,896,842(6)         11.7%
Boston, MA 02116
SF Advisory Corp.
SF Advisory Corp. II
591 Redwood Highway                              --                --            1,237,100(7)          7.6%
Suite 3215
Mill Valley, CA 94941

--------------------------------------------------------------------------------

(1) Each of Richard Robinson, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson and the Maurice R. Robinson Trust have filed Statements on Schedule 13G with the SEC (the "13G Filings") regarding their beneficial ownership of the Company's Common Stock. Richard Robinson, Chairman of the Board, President and Chief Executive Officer of the Company, and Barbara Robinson Buckland, Mary Sue Robinson Morrill and William W. Robinson, all of whom are siblings of Richard Robinson, are trustees of the Trust under the Will of Maurice R. Robinson (the "Maurice R. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Richard Robinson and Mary Sue Robinson Morrill are the co-trustees of the Trust under the Will of Florence L. Robinson (the "Florence L. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Any acts by the Florence L. Robinson Trust require the approval of each Trustee. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trusts is deemed to be the beneficial owner of the shares directly owned by such trust. Based on the 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock by the following persons is: Richard Robinson--445,452 shares (sole voting and investment power) and 382,648 shares (shared voting and investment power); Barbara Robinson Buckland--0 shares (sole voting and investment power) and 324,310 shares (shared voting and investment power); Mary Sue Robinson Morrill--0 shares (sole voting and investment power) and 382,648 shares (shared voting and investment power); William W. Robinson--0 shares (sole voting and investment power) and 324,310 shares (shared voting and investment power); Maurice R. Robinson Trust--324,310 shares (sole voting and investment power); and the Florence L. Robinson trust--58,338 shares (sole voting and investment power).

(2) The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. The number of shares of Common Stock and percentage of the outstanding shares of Common Stock for each beneficial owner of Class A Stock assumes the conversion of such holder's shares of Class A Stock. Based on the 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Company's Common Stock by the following holders is: Richard Robinson--1,563,928 shares (sole voting and investment power) and 1,479,094 shares (shared voting and investment power); Barbara Robinson Buckland -211,339 shares (sole voting and investment power) and 1,212,856 shares (shared voting and investment power); Mary Sue Robinson Morrill--0 shares (sole voting and investment power) and 1,734,734 shares (shared voting and investment power); William W. Robinson--195,974 shares (sole voting and investment power) and 1,192,506 shares (shared voting and investment power); Maurice R. Robinson Trust--1,165,856 (sole voting and investment power); and Florence L. Robinson Trust--233,338 (sole voting and investment power).

(3) Includes 828,100 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 726,519 shares of Common Stock held directly by Richard Robinson; 382,076 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 9,881 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2000 under the 401(k) Plan; 841,546 shares of Common Stock owned by the Maurice R. Robinson Trust; 175,000 shares of Common Stock owned by the Florence L. Robinson Trust; 3,797 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 1,556 shares of Common Stock owned directly by his sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 148,907 of the shares of Common Stock beneficially owned by Helen V. Benham, an officer and director of the Company and the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership.

(4) Does not include an aggregate of 168,698 shares of Common Stock held under Trusts for which Ms. Morrill's spouse and sister are trustees, as to which Ms. Morrill disclaims beneficial ownership.

(5) Does not include 22,000 shares of Common Stock held under Trusts for which Mr. William Robinson's spouse is a trustee, as to which Mr. Robinson disclaims beneficial ownership.

(6) Based on a Schedule 13G/A dated February 12, 2000 filed with the SEC.

(7) Based on Amendment No. 3 to a Schedule 13D filed with the SEC on July 25, 2000 on behalf of Main Street Partners, L.P. ("MSP"); MSP's sole general partner, MS Advisory Partners, L.P. ("MSAP"); San Francisco Partners II, L.P. ("SFP"); SFP's sole general partner, SF Advisory Partners, L.P. ("SFAP"); SF Advisory Corp. and SF Advisory Corp. II, the general partners of each of MSAP and SFAP; John H. Scully, the sole stockholder and director and chief executive officer of SF Advisory Corp.; and William E. Oberndorf, the sole stockholder and director and chief executive officer of SF Advisory Corp. II. Of such 1,237,100 shares, 787,300 shares represent the holdings of MSP, in respect of which MSP and MSAP have sole voting and investment power, and 178,300 shares represent the holdings of SFP, of which SFP and SFAP have sole voting and investment power. By virtue of their positions, SF Advisory Corp., SF Advisory Corp. II and Messrs. Scully and Oberndorf have shared voting and investment power in respect of the shares held by MSP and SFP. Such shares do not include an additional 267,500 shares in respect of which Mr. Oberndorf has shared voting and investment power.

CHANGE OF CONTROL ARRANGEMENTS

       Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and Richard Robinson, the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the shares of Class A Stock owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson shall have the right of first refusal to purchase all, but not less than all, of the shares of Class A Stock that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Richard Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such shares of Class A Stock in accordance with the offer it has received. In addition, if Richard Robinson receives an offer from any person to purchase any or all of his shares of Class A Stock and the result of that sale would be to transfer to any person other than Richard Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board of Directors, either alone or in concert with any person other than Richard Robinson, his heirs or the Maurice R. Robinson Trust (a "Control Offer"), and Mr. Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust shall have the option to sell any or all of its shares of Class A Stock to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Mr. Robinson shall be free to accept the Control Offer and to sell the shares of Class A Stock in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Mr. Robinson cannot accept the Control Offer unless the person making the Control Offer purchases the shares of Class A Stock that the Maurice R. Robinson Trust has elected to sell.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

       Section 16(a) of the Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership with the SEC. Reporting persons are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the best of the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and other written representations that no other reports were required during the fiscal year ended May 31, 2000, the Company believes its directors, executive officers and greater than ten percent beneficial owners timely filed all required Section 16(a) reports, except with respect to one report on Form 4 filed after the due date with respect to a sale transaction by Ruth L. Otte.

SHARE OWNERSHIP OF MANAGEMENT

       On August 9, 2000, each director, director nominee and named executive officer reported under the caption "Executive Compensation," and all directors, director nominees and executive officers as a group, beneficially owned shares of the Company's Class A Stock and Common Stock as follows:

                                             CLASS A STOCK                         COMMON STOCK
                                   AMOUNT AND                            AMOUNT AND
                                   NATURE OF                              NATURE OF
                                   BENEFICIAL           PERCENT OF       BENEFICIAL           PERCENT OF
         NAME AND TITLE           OWNERSHIP(1)           CLASS          OWNERSHIP(1)            CLASS
           DIRECTORS
Richard Robinson                        828,100(2)           100%            3,043,022(3)          17.4%
Rebeca M. Barrera                      --                  --                    7,287(4)             *
Helen V. Benham                        --                  --                  228,507(5)           1.4%
Ramon C. Cortines                      --                  --                    6,287(6)             *
Charles T. Harris III                  --                  --                   14,153(7)             *
Andrew S. Hedden                       --                  --                    1,000                *
Mae C. Jemison                         --                  --                    9,502(7)             *
Linda B. Keene                         --                  --                        0                0
Peter M. Mayer                         --                  --                   16,000(8)             *
John G. McDonald                       --                  --                    9,502(7)             *
Augustus K. Oliver                     --                  --                    7,287(9)             *
Richard M. Spaulding                   --                  --                  140,490(10)            *
    NAMED EXECUTIVE OFFICERS
Richard Robinson                        828,100(2)           100%            3,043,022(3)          17.4%
Barbara A. Marcus                      --                  --                  214,950(11)          1.3%
Jean L. Feiwel                         --                  --                   71,008(12)            *
Deborah A. Forte                       --                  --                  232,093(13)          1.4%
Kevin J. McEnery                       --                  --                  166,355(14)          1.0%
All directors, director nominees
and executive officers as a
group (32 persons including
those named above)                      828,100(3)           100%            4,752,959(15)         25.4%

--------------------------------------------------------------------------------

*   Less than 1.0%

(1) Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name.

(2) Includes 445,452 shares of Class A Stock held directly by Richard Robinson, 324,310 shares of Class A Stock owned by the Maurice R. Robinson Trust and 58,338 shares of Class A Stock owned by the Florence L. Robinson Trust. See the information with respect to Richard Robinson under "Principal Holders of Class A Stock and Common Stock" above. The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis.

(3) Includes 828,100 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 726,519 shares of Common Stock held directly by Richard Robinson; 382,076 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 9,881 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2000 under the Scholastic Corporation 401(k) Plan; 841,546 shares of Common Stock owned by the Maurice
    R. Robinson Trust; 175,000 shares of Common Stock owned by the Florence L. Robinson Trust; 3,797 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 1,556 shares of Common Stock owned directly by his sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 148,607 of the shares of Common Stock beneficially owned by Helen V. Benham, an officer and director of the Company and the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership.

(4) Includes options under which such director may purchase 7,000 shares of Common Stock within 60 days.

(5) Includes 130,336 shares of Common Stock held directly by Ms. Benham; 17,861 shares of Common Stock under options exercisable by her within 60 days; 410 shares of Common Stock with respect to which she had voting rights as of May 31, 2000 under the 401(k) Plan; 3,797 shares of Common Stock for which Ms. Benham is custodian under a separate custodial account for one of her sons; 1,556 shares of Common Stock owned directly by her sons; and 74,547 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Excludes 2,963,122 of the shares of Common Stock beneficially owned by Richard Robinson, as to which Ms. Benham disclaims beneficial ownership.

(6) Includes options under which such director may purchase 6,000 shares of Common Stock within 60 days.

(7) Includes options under which such director may purchase 9,000 shares of Common Stock within 60 days

(8) Includes 12,500 shares of Common Stock held directly by Mr. Mayer, 500 shares held through a pension plan in which he has an interest and options under which he may purchase 3,000 shares of Common Stock within 60 days.

(9) Includes 1,287 shares of Common Stock held directly by Mr. Oliver and options under which he may purchase 6,000 shares of Common Stock within 60 days. Does not include 1,850 shares of Common Stock owned by Mr. Oliver's daughter, as to which Mr. Oliver disclaims beneficial ownership.

(10) Includes 100,404 shares of Common Stock held directly by Mr. Spaulding, 8,298 shares of Common Stock under options exercisable by him within 60 days and 31,788 shares of Common Stock for which Mr. Spaulding is custodian under separate custodial accounts for his children.

(11) Includes 13,158 shares of Common Stock held directly by Ms. Marcus, 200,897 shares of Common Stock under options exercisable by Ms. Marcus within 60 days, and 895 shares of Common Stock with respect to which she had voting rights at May 31, 2000 under the 401(k) Plan.

(12) Includes 71,008 shares of Common Stock under options exercisable by Ms. Feiwel within 60 days.

(13) Includes 2,076 shares of Common Stock held directly by Ms. Forte and 230,017 shares of Common Stock under options exercisable by Ms. Forte within 60 days.

(14) Includes 3,196 shares of Common Stock held directly by Mr. McEnery, 162,133 shares of Common Stock under options exercisable by him within 60 days and 1,026 shares of Common Stock with respect to which Mr. McEnery had voting rights at May 31, 2000 under the 401(k) Plan.

(15) Includes an aggregate of 1,676,824 shares of Common Stock under options exercisable by members of the group within 60 days, an aggregate of 17,388 shares of Common Stock with respect to which the group had voting rights under the 401(k) Plan, and 828,100 shares of Common Stock issuable on the conversion of Class A Stock into shares of Common Stock.

                             EXECUTIVE COMPENSATION

       The following table sets forth information regarding the cash compensation paid or accrued by the Company and its subsidiaries for services of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executives") in respect of the fiscal years ended May 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                         COMPENSATION
                                       ANNUAL COMPENSATION                AWARDS
                                                                         SECURITIES   ALL OTHER
       NAME AND PRINICPAL         FISCAL                                 UNDERLYING   COMPENSATION
            POSITION               YEAR       SALARY     BONUS           OPTIONS         (1)
RICHARD ROBINSON                    2000     $700,000   $735,000          125,000      $243,659
Chairman of the Board,              1999     $642,308   $298,935                0            --
President and CEO                   1998     $600,000   $270,000          257,076            --
BARBARA A. MARCUS                   2000     $570,711   $540,000(2)        50,000            --
EVP, Children's Book                1999     $510,574   $284,555                0            --
Publishing                          1998     $500,000   $187,500          105,897            --
JEAN L. FEIWEL                      2000     $435,101   $499,375(3)             0            --
Publisher, Children's Book          1999     $366,346   $141,952                0            --
Publishing                          1998     $350,000   $235,000           78,258            --
DEBORAH A. FORTE                    2000     $500,601   $345,000(2)        50,000            --
EVP, Division Head,                 1999     $477,693   $301,884                0            --
Scholastic Entertainment            1998     $315,000   $127,500          110,317            --
KEVIN J. MCENERY                    2000     $365,865   $300,000(2)        50,000            --
EVP and CFO                         1999     $352,385   $148,300                0            --
                                    1998     $318,000   $119,250           70,833            --

--------------------------------------------------------------------------------

(1) Other than Mr. Robinson for fiscal 2000, All Other Compensation is not required to be reported for the Named Executives because the amount in any year did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive. For Mr. Robinson, other compensation for fiscal 2000 includes: (a) $4,636 for premiums related to term life insurance, (b) $5,149 in matching contributions made by the Company for Mr. Robinson's benefit under the 401(k) Plan; and (c) $233,874 representing the annual premium paid by the Company during fiscal 2000 in respect of a split dollar life insurance policy for the benefit of Mr. Robinson and Helen Benham, which premium represents the non-term life insurance portion of such policy. The Company is not responsible for payment of the premium attributable to the term life insurance portion of such policy. All premiums paid by the Company in respect of the non-term portion of the split dollar life insurance policy will be repaid to the Company (without interest) not later than upon the death of the last to survive of Mr. Robinson and Ms. Benham. The split dollar life insurance arrangements for the benefit of Mr. Robinson and Ms. Benham were approved by the Board of Directors of the Company.

(2) Ms. Marcus, Ms. Forte, and Mr. McEnery have elected to use 10%, 30% and 20%, respectively, of her/his fiscal 2000 bonus to invest in Common Stock of the Company through the purchase in August 2000 of restricted stock units under the Management Stock Purchase Program (as described herein).

(3) Includes $250,000 paid as a signing bonus under an employment agreement between Ms. Feiwel and a subsidiary of the Company, Scholastic Inc. entered into in fiscal 2000.

OPTION GRANTS IN FISCAL 2000

       The following table sets forth information concerning individual stock option grants made to the Named Executives during fiscal 2000, together with the number and grant date present value at May 31, 2000.

                                                                               POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED ANNUAL
                                                                               RATES OF STOCK PRICE
                                                                             APPRECIATION FOR OPTION
                                         INDIVIDUAL GRANTS (1)                       TERM (2)
           NAME              OPTIONS    % OF TOTAL    EXERCISE/SHARE) EXPIRATION     5%       10%
                             GRANTED    OPTIONS       OR           DATE
                             (SHARES)   GRANTED TO    BASE
                                        EMPLOYEES     PRICE
                                            IN        ($
                                        FISCAL 2000
Richard Robinson             125,000       19.9%      $  51.38    7/21/09    $4,039,076   $10,235,811
Barbara A. Marcus             50,000        8.0%      $  51.38    7/21/09    $1,615,630   $ 4,094,324
Jean L. Feiwel                 --          --            --         --           --           --
Deborah A. Forte              50,000        8.0%      $  51.38    7/21/09    $1,615,630   $ 4,094,324
Kevin J. McEnery              30,000                  $  51.38    7/21/09    $  969,378   $ 2,456,595
                              20,000        8.0%      $  59.42   12/16/09    $  747,378   $ 1,894,004

--------------------------------------------------------------------------------

(1) All options are exercisable for Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. All options are exercisable beginning one year from the date of grant.

(2) The dollar amounts under the 5% and 10% columns in the table above are the results of calculations required by the SEC and therefore are not intended to forecast the possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the Named Executives or other employees is possible without appreciation in the price of the Company's Common Stock during the applicable period.

AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND 2000 FISCAL YEAR-END OPTION
  VALUES

       The following table sets forth information concerning options exercised during Fiscal 2000 by the Named Executives together with the number and value of exercisable/ unexercisable options held by such persons at May 31, 2000.

                             SHARES
                            ACQUIRED                        NUMBER OF             VALUE OF UNEXERCISED
                               ON        VALUE         UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                            EXERCISE    REALIZED     AT FY-END (SHARES) (#)         AT FY-END ($)(1)
           NAME               (#)         ($)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
Richard Robinson              --           --           257,076 / 125,000         $4,126,725/ $225,938
Barbara A. Marcus            23,000    $1,095,510        150,897 / 50,000         $  2,154,631/$90,375
Jean L. Feiwel               35,000    $  474,625              71,008 / 0         $       896,011 / $0
Deborah A. Forte             25,000    $  620,250        165,642 / 64,375         $ 1,365,499 /$90,375
Kevin J. McEnery              --           --            123,383 / 67,500         $ 1,584,386/$369,181

--------------------------------------------------------------------------------

(1) Based on per share closing price of $53.19 on May 31, 2000 as reported on the NASDAQ-National Market System.

PENSION PLAN

       The Named Executives are entitled to benefits under the Company's defined benefit cash balance retirement plan, which became effective June 1, 1999 (the "Retirement Plan"), except for Mr. Robinson who elected to continue participation in the Company's prior defined benefit retirement plan (the "Prior Plan"). Ms. Marcus and Mr. McEnery, who also participated in the Prior Plan, elected to move their respective Prior Plan contributions to the Retirement Plan. Ms. Feiwel and Ms. Forte had elected not to participate in the Prior Plan, but are participants in the Retirement Plan.

       The Prior Plan provides participants with retirement benefits based upon career average compensation. These benefits are subject to limitations under the provisions of the Internal Revenue Code. Prior to June 1, 1999, each participant under the Prior Plan was required to contribute 3.0% of his or her basic annual compensation (excluding overtime pay, bonuses and other special compensation) in excess of $20,000. Effective June 1, 1999, participant contributions are no longer required and the Company makes all required contributions under the Prior Plan. For periods after July 1, 1990, the benefit formula under the Prior Plan provides for an annual benefit payable at retirement equal to, for each year of credited service, 1.5% of that portion of the participant's basic annual compensation up to $13,650, plus 2.0% of that portion of the participant's basic annual compensation in excess of $13,650. Participants in the Prior Plan become fully vested in their accrued benefits upon the earlier of the completion of five years of participation or attainment of age 65, payable upon retirement. At August 1, 2000, Richard Robinson had earned an estimated annual benefit payment under the Prior Plan of $64,763 payable upon retirement at age 65. The Prior Plan does not provide for Social Security or other deductions from the monthly benefit payable thereunder.

       The Retirement Plan provides participants with retirement benefits based on monthly contributions and interest credits. Benefits under the Retirement Plan are subject to limitations under the provisions of the Internal Revenue Code. Individual participant contributions are not required under the Retirement Plan. The benefit formula under the Retirement Plan provides for an annual allocation by the Company to a participant's account, calculated as follows: for less than five years of service, 3.5% of the first $25,000 of annual base pay and 2.0% of the remainder; for five years but less than ten years of service, 4.5% of the first $25,000 of annual base pay and 3.0% of the remainder; for ten years of service but less than 20 years of service, 5.5% of the first $25,000 of annual base pay and 2.0% of the remainder; and for 20 years or more of service, 6.5% of the first $25,000 of annual base pay and 5% of the remainder. Interest on account balances is accrued monthly based on the average rate for one-year U.S. Treasury Bills plus 1.0%. Participants in the Retirement Plan become fully vested in their accrued benefits upon the earlier of the completion of five years of service or attainment of age 65. Vested retirement benefits are payable in the form of a lump-sum or annuity payment upon retirement, termination, death or disability. At August 1, 2000, Ms. Marcus, Ms. Feiwel, Ms. Forte, and
Mr. McEnery had earned estimated annual benefit payments under the Retirement Plan of $54,369, $2,445, $2,520, and $17,405, respectively.

EMPLOYMENT AGREEMENT

       Effective October 1, 1999, Scholastic Inc., a subsidiary of the Company, entered into a three year Employment Agreement (the "Agreement") with Jean L. Feiwel, as Senior Vice President and Publisher, Children's Book Publishing. In addition to a signing bonus of $250,000 paid upon execution of the Agreement in May, 2000, the Agreement provides for an annual salary of $475,000 through September 30, 2000, $485,000 as of October 1, 2000 and $500,000 as of
October 1, 2001. The Agreement also provides for a maximum annual performance bonus equal to 35% of Ms. Feiwel's annual salary, of which one half of such target bonus is guaranteed. The Agreement further provides for an award of 25,000 nonqualified stock options with a one year vesting period, which options were granted in July, 2000. Ms. Feiwel is also entitled to receive the employee group health, life and disability benefits that the Company provides to its other employees similarly situated, and she is furnished with a leased car. The Agreement also provides for varying lump sum payments in the event Ms. Feiwel ceases to be employed for specified reasons.

THE HUMAN RESOURCES AND COMPENSATION
COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

       The Company's compensation program for its executive officers and other senior management is administered by the Human Resources and Compensation Committee (the "HRCC") of the Board of Directors.

       The HRCC believes that compensation for executive officers and other senior management should be determined according to a competitive framework based on financial performance of the Company, individual contributions, teamwork and business division or area results. Such factors are critical to enhancing the value and development of the Company's operating segments which in turn builds shareholder value. In determining the compensation payable to the Company's executive officers, the HRCC seeks to achieve the following objectives through a combination of fixed and variable compensation:

    - Pay Competitively--Provide a total compensation package that is consistent with competitive practices, enabling the Company to attract, motivate and retain qualified executives;

    - Pay for Performance--Create a direct link between the aggregate compensation payable to each executive officer and the financial performance of the Company generally and the results of the specific business division or area for which the executive is responsible; and

    - Executives as Stockholders--Link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock through the use of stock-based awards.

       The programs adopted in order to implement the HRCC's compensation philosophy and to reflect the Company's financial performance have been developed with the assistance of consultants and counsel. The HRCC periodically reviews its compensation practices in light of its compensation philosophy, and views variable compensation as an integral part of the total compensation package. The Company has historically focused on stock options in the context of equity-based incentives. During fiscal 2000, the HRCC implemented two additional stockholder approved, stock-based incentive programs: the Scholastic Corporation Employee Stock Purchase Plan (the "ESPP") and the Scholastic Corporation Management Stock Purchase Plan (the "MSPP").

       The purpose of the ESPP is to encourage broad-based employee stock ownership and align employee interests in the Company with shareholders' interests. The ESPP is offered to U.S. employees generally, except certain executive officers and other senior management of the Company who are eligible to participate in the MSPP. The ESPP permits participating employees to purchase, through after-tax payroll deductions, the Company's Common Stock at a 15% discount from the lower of the fair market value of the Common Stock on the first or last business day of each fiscal quarter. The MSPP discussed below) is also designed to increase stock ownership by employees by allowing eligible participants to use all or a portion of their annual bonus payments on a tax-deferred basis to make equity investments in the Company at a 15% discount.

       BASE SALARY. In establishing each executive officer's base salary, the HRCC considers several factors, including individual performance, competitive market conditions for recruiting and retaining executive talent and changes in responsibilities.

       Base salaries are reviewed annually and generally approximate the level of competitive rates, as adjusted for individual performance. In determining base salaries, the HRCC's focus is on retaining and recruiting executive talent. Accordingly, the HRCC considers the executive compensation of a broad group of companies in the publishing and entertainment fields, including the Company's direct competitors comprising the "Peer Group" used in the Stock Performance Graph in this proxy statement. As previously described, during fiscal 2000 the HRCC approved, and a subsidiary of the Company entered into, a three-year employment agreement with Ms. Feiwel.

       During fiscal 2000, the base salaries of executive officers were generally increased in accordance with the foregoing practices, although
Mr. Robinson did not receive an increase in his current annual base salary of $700,000 pursuant to the Committee honoring Mr. Robinson's request that he receive no increase in his base salary during fiscal 2000.

       ANNUAL BONUS INCENTIVE. For fiscal 2000, the Company's annual bonus targets were established by the HRCC based on divisional and corporate performance. Bonus potentials for executive officers were set at percentages deemed appropriate for their current positions and are generally tied to operating performance and earnings per share. Bonus awards for the Named Executives were set and determined under the Company's stockholder approved Executive Incentive Performance Plan, which is designed to be exempt from the application of Section 162(m) of the Internal Revenue Code of 1986, as amended. Bonuses for fiscal 2000 were paid in August 2000. The HRCC awarded Mr. Robinson a bonus of $735,000 for fiscal 2000. This amount was determined in accordance with pre-established targets tied to Company's earnings per share, and the size of the award reflects the results the Company achieved in fiscal 2000 under Mr. Robinson's leadership.

       EQUITY-BASED INCENTIVES. Stock options historically have been the Company's form of equity-based incentives and its primary form of long-term incentive compensation. The HRCC grants stock options as part of executive compensation as a means to motivate superior performance and to directly link the economic interests of executives with those of stockholders. In fiscal 2000, Mr. Robinson, Ms. Marcus, Ms. Forte and Mr. McEnery were awarded options to purchase 125,000 shares, 50,000 shares, 50,000 shares, and 50,000 shares of Common Stock, respectively, which the HRCC awarded as a significant portion of such officer's total compensation opportunity for fiscal 2000. In fiscal 2000, Ms. Feiwel did not receive any option grants; however, she received grants in prior years and received an option grant in July 2000 to purchase 25,000 shares pursuant to her employment agreement.

       During fiscal 2000, 162 individuals, 16 of whom are executive officers, received stock option awards to purchase an aggregate of 628,100 shares of Common Stock under the Company's stock option plans. Consistent with the HRCC's goals, all option awards in fiscal 2000 were made at the fair market value of the Common Stock at the date of grant. The size of an option award was based on the HRCC's subjective evaluation of a number of factors, including the level of responsibility of the individual, competitive market practice, past grants and other matters relating to an individual's performance and ability to influence corporate results. The HRCC believes that these awards are within the competitive range for awards made by the Company's competitors for executive talent. The actual grant of stock options is made by the Stock Grant Committee of the Board of Directors, which is comprised solely of non-employee directors.

       As previously reported, in September 1997 the HRCC established a four year long-term incentive plan for Mr. Robinson under which he has received annual grants of options to purchase 125,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on each date of grant and vesting one year from the date of grant. Given the critical importance of Mr. Robinson to the Company and his essential role in its management and operations, the HRCC believes that the establishment of the longer-term incentive program involving option grants to Mr. Robinson was in the best interests of the Company and its stockholders.

       The MSPP and the ESPP (as discussed above) were designed to augment the Company's stock option program by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders. As part of the HRCC's initiatives to increase stock ownership levels by senior management of the Company, the HRCC implemented the MSPP during fiscal 2000. The MSPP allows participants to use all or a portion of their annual bonus payments for a fiscal year on a tax deferred basis (no less than three years) to acquire shares of the Company's Common Stock at a 15% discount from the lowest fair market value of the Common Stock during the fiscal quarter ending on August 31 immediately following such fiscal year. During the deferral period, bonus payments deferred under the MSPP are allocated as restricted stock units ("RSUs"), based on the applicable acquisition price, which RSUs are converted into shares of the Company's Common Stock on a 1 to 1 basis upon expiration of the deferral period. During fiscal 2000, nineteen members of senior management participated in the MSPP, including Ms. Marcus, Ms. Forte, and Mr. McEnery, who allocated $54,000, $103,500 and $60,000, respectively, of their bonuses. Bonus amounts deferred by participants under the MSPP during fiscal 2000 reflect a proportional amount of their fiscal 2000 bonus award prorated for the four month period during fiscal 2000 that the MSPP was in effect.

POLICY AS TO SECTION 162(M) OF THE CODE

       Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. Most equity based awards available for grant under the Company's equity compensation plans, and all of the equity based awards actually granted to executive officers, will so qualify. Amounts payable under the Company's stockholder approved Executive Performance Incentive Plan should also be exempt from the application of Section 162(m) as performance based compensation. However, in appropriate circumstances, the HRCC may deem it appropriate to pay compensation or make incentive or retentive awards that do not meet the performance based criteria and therefore may not be deductible by reason of Section 162(m).

       The four HRCC members are outside directors, none of whom is an employee or former employee of the Company. In addition, none of those four directors has a relationship with another corporation that would require specific disclosure of such relationship in the proxy statement or preclude him or her from serving on this committee.

                                           HUMAN RESOURCES AND COMPENSATION
                                           COMMITTEE
                                           John G. McDonald (Chairperson)
                                           Ramon C. Cortines
                                           Mae C. Jemison
                                           Linda B. Keene

STOCK PRICE PERFORMANCE GRAPH

       The graph below provides an indicator of cumulative total stockholder returns for the Company for the period June 1, 1995 to May 31, 2000 compared with the NASDAQ Composite Index and a composite peer group. The graph assumes a $100 investment on June 1, 1995, together with the reinvestment of all dividends, if any. The peer group is comprised of the largest publicly traded companies that compete against the Company in its principal industry segment. The members of the peer group are as follows: Harcourt General, Inc., Houghton Mifflin Co., The McGraw-Hill Companies and Reader's Digest Association, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       5/31/95  5/31/96  5/31/97  5/31/98  5/31/99  5/31/00
SCHOLASTIC COPORATION   100.00   112.67    53.85    72.40    87.78    96.27
PEER GROUP AVERAGE      100.00   113.06   114.36   145.66   180.44   171.72
NASDAQ COMPSITE INDEX   100.00   143.82   161.97   205.75   279.81   393.36

                       MATTERS SUBMITTED TO STOCKHOLDERS

-  ELECTION OF DIRECTORS

       The Amended and Restated Certificate of Incorporation of the Company provides that the holders of shares of Class A Stock, voting as a class, have the right to fix the size of the Board of Directors so long as it does not consist of less than three nor more than fifteen directors. On August 14, 2000, the holders of the 828,100 shares of Class A Stock (comprising all outstanding shares of Class A Stock) unanimously approved fixing the number of directors constituting the full board of Directors to be elected at the Annual Meeting at twelve.

       The Board of Directors has designated the persons listed below under the sections captioned "Nominees for Election by Holders of Class A Stock" and "Nominees for Election by Holders of Common Stock" of this proxy statement for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier retirement, resignation or removal.

       Proxies are solicited in favor of the nine nominees to be elected by the holders of Class A Stock and the three nominees to be elected by the holders of Common Stock, and it is intended that the proxies will be voted for such nominees unless otherwise specified. Should any one or more of the nominees become unable to serve for any reason, unless the holders of the Class A Stock provide for a lesser number of directors, the persons named in the enclosed proxy will vote for the election of a substitute nominee or nominees. The Board of Directors has no reason to believe that any nominees will be unable to serve.

RECOMMENDATION

       THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF THE CLASS A STOCK VOTE FOR EACH OF THE NINE NOMINEES FOR ELECTION BY SUCH HOLDERS. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of the Class A Stock present and entitled to vote on this item at the Annual Meeting is required to elect the nominees.

       THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE FOR EACH OF THE THREE NOMINEES FOR ELECTION BY SUCH HOLDERS. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to elect the nominees.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A STOCK

                                                                                             DIRECTOR
NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT                      AGE       SINCE*
Richard Robinson            Chairman of the Board, President and Chief Executive     63        1971
                            Officer of the Company

Rebeca M. Barrera           President, National Latino Children's Institute,         53        1995
                            Austin, TX

Helen V. Benham             Corporate Vice President, Early Childhood Advisor of     50        1992
                            the Company

Ramon C. Cortines           Executive Director of the Pew Network for Standards-     68        1995
                            Based Reform at Stanford University, Stanford, CA

Charles T. Harris III       Managing Director, Goldman, Sachs & Co., New York,       48        1996
                            NY

Andrew S. Hedden            Partner, Coudert Brothers, New York, NY                  59        1991

Mae C. Jemison              President, The Jemison Group, Inc., Houston, TX          43        1993

Augustus K. Oliver          Managing Director, WaterView Advisors L.L.C., New        50        1995
                            York, NY

Richard M. Spaulding        Executive Vice President of the Company                  63        1974

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

                                                                                             DIRECTOR
NAME                        PRINCIPAL OCCUPATION OR EMPLOYMENT                      AGE       SINCE*
Linda B. Keene              Vice President, Market Development, American Express     48        1999
                            Financial Services, Minneapolis, MN
Peter Mayer                 President, The Overlook Press/Peter Mayer                64        1999
                            Publishers, Inc., New York, NY
John G. McDonald            Professor of Finance, Graduate School of Business,       63        1985
                            Stanford University, Stanford, CA

--------------------------------------------------------------------------------

* The dates set forth above indicate the date such director was elected as a director of the Company or its predecessor entity.

       RICHARD ROBINSON. Mr. Robinson has served as Chairman of the Board of the Company and/or Scholastic Inc. since 1982, as Chief Executive Officer since 1975 and as President since 1974. He has held various executive management and editorial positions with the Company since joining in 1962.

       REBECA M. BARRERA. Ms. Barrera has been the President of the National Latino Children's Institute since 1997. From 1990 to 1997, she was the Executive Director of Corporate Fund for Children, a non-profit organization dedicated to the strengthening of child and family programs through community resources. From 1981 to 1992, she was president of Ninos Group, Inc., a private corporation specializing in child care programs.

       HELEN V. BENHAM. Ms. Benham has been Corporate Vice President, Early Childhood Advisor of the Company since 1996 and Vice President and Publisher of the Early Childhood Division (1990 to 1996). Her other positions with the Company, since joining in 1974, include Editorial Director in the Classroom Magazine Division.

       RAMON C. CORTINES. Mr. Cortines has been Executive Director of the Pew Network for Standards-Based Reform at Stanford University since 1996. In the spring of 1999, he was a Lecturer of Education at Harvard University. During 1998, he served as interim director of the Annenberg Institute for School Reform at Brown University. From March to August 1997, he was the acting Assistant Secretary for the office for Educational Research and Improvement. From February through August of 1993, he served as Assistant Secretary (designate) for Intergovernmental and Interagency Affairs and for Human Resources, United States Department of Education. From 1993 to 1995, he was Chancellor of the New York City Public School System. In December 1992, Mr. Cortines chaired a Department of Education transition team for then President-elect Bill Clinton. Since 1956, Mr. Cortines has served six school districts, including Superintendent of Schools for Pasadena (11 years), San Jose (2 years) and San Francisco
(6 years). Mr. Cortines is also a Trustee of The J. Paul Getty Trust and of Brown University and a member of the Board of Directors of Special Olympics International.

       CHARLES T. HARRIS III. Mr. Harris has been a managing director with the investment firm of Goldman, Sachs & Co. since 1999 and a general partner from 1988 to 1996. He is a trustee of Phillips Exeter Academy, a trustee of the New Canaan Country School and a director and Chairman of the Alliance for Young Artists & Writers, Inc. Mr. Harris is also a director of the Georgia Gulf Corporation.

       ANDREW S. HEDDEN. Mr. Hedden has been a partner of the law firm of Coudert Brothers since 1975 and has been associated with the firm since 1968.

       MAE C. JEMISON.  Dr. Jemison has been President of The Jemison
Group, Inc. ("JG") since 1993. JG is a technology consulting company that applies and integrates science and advanced technology considering worldwide social and technological circumstances of the users. JG also advocates for science and technology literacy and education. Ms. Jemison is also a professor of environmental studies at Dartmouth College and directs the Jemison Institute for Advancing Technology in Developing Countries at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavor Flight in September 1992.

       AUGUSTUS K. OLIVER. Since October 1999, Mr. Oliver has been a Senior Managing Director of WaterView Advisors L.L.C., which manages private equity investment funds. From 1984 to 1999, he was a partner at the investment banking and management firm of Gollust, Tierney and Oliver, and from 1975 to 1984, he practiced law with the firm of Skadden, Arps, Slate, Meagher and Flom, becoming a partner in 1983. Mr. Oliver is the grandson of a former Chairman of the Board of Directors of Scholastic Inc.

       RICHARD M. SPAULDING. Mr. Spaulding has served as Executive Vice President of the Company and/or Scholastic Inc. since 1974. He has held various executive management positions with the Company since joining in 1960.

       LINDA B. KEENE. Ms. Keene has been Vice President of Market Development for American Express Financial Advisors since 1994. In this capacity she is responsible for marketing and business research, competitive analysis, advertising, brand development, consumer communications and seminar event marketing. From 1987 to 1994, she was with The Pillsbury Company, serving as Vice President of Marketing Services from 1992 to 1994. Her professional associations include memberships in the Executive Leadership Council, the National Black MBA Association and the National Association of Female Executives. Ms. Keene serves as Board Secretary of the YMCA of Metropolitan Minneapolis. She is also a director of The Huffy Corporation.

       PETER MAYER. Mr. Mayer has been President of The Overlook Press/Peter Mayer Publishers, Inc. since 1997. From 1978 to 1996, he was Chairman of the Board and Chief Executive Officer of the Penguin Group Companies, overseeing its operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Holland and India. From 1976 to 1978, he was President and Publisher of Pocket Books. He has also served as Editor-in-Chief, Publisher and President of Avon Books. In 1996, Mr. Mayer was awarded the Chevalier and Officier of the Order des Arts et des Lettres by the French Ministry of Culture and the Foundation of Publishers' and Booksellers' Association's India Award for Outstanding Contribution to International Publishing. In 1995, he was the recipient of the Literary Marketplace Person of the Year Award (New York City) as the Most Distinguished Publisher of 1995.

       JOHN G. MCDONALD. Professor McDonald joined the faculty of Stanford University Graduate School of Business, where he is The IBJ Professor of Finance, in 1968. Professor McDonald serves on the board of directors of Varian, Inc.; Plum Creek Timber Co.; iStar Financial, Inc. and eight investment companies managed by Capital Research and Management Co. and affiliates. From January 1987 until January 1990, Professor McDonald was a member (and Vice Chairman in 1989-90) of the Board of Governors of the National Association of Securities Dealers, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

       Five meetings of the Board of Directors were held during the 2000 fiscal year. All incumbent directors attended 75% or more of the aggregate of such meetings and of the meetings held by all standing committees of the Board of which they were a member, with the exception of Mr. Cortines. Mr. Cortines, with the knowledge and consent of the Board, did not participate in meetings during a portion of the 2000 fiscal year while he was engaged as the interim superintendent of the Los Angeles County School District.

       The following are the current members and functions of the standing committees of the Board of Directors.

       EXECUTIVE COMMITTEE. Richard Robinson (Chairperson), Helen Benham, Charles T. Harris III, Andrew S. Hedden, Peter Mayer, Augustus K. Oliver and Richard M. Spaulding are the members of the Executive Committee. In the intervals between meetings of the Board of Directors, the Executive Committee is authorized to exercise, with certain exceptions, all of the powers of the Board in the management of the business and affairs of the Company. All actions taken by the Executive Committee are submitted for ratification by the Board of Directors. The Executive Committee held three meetings during the fiscal year ended May 31, 2000.

       AUDIT COMMITTEE. Augustus K. Oliver (Chairperson), Linda B. Keene and Peter Mayer are the members of the Audit Committee. Each member of the Audit Committee is required to be independent of the management of the Company, neither a current nor former employee of the Company or its subsidiaries, and free of any relationship that, in the judgment of the Board of Directors, would interfere with his or her exercise of independent judgment as a committee member. All Audit Committee members are also required to be financially literate, and at least one member must have accounting or related financial management expertise. To fulfill its responsibilities to the stockholders and the investment community, this committee reviews the corporate accounting and financial reporting practices of the Company and the quality and integrity of the financial reports of the Company. This committee also recommends to the Board of Directors the accounting firm to act as independent auditors for the upcoming fiscal year and meets with the independent auditors, as appropriate, to discuss scope, staffing, and procedures of their audit plan, the proposed fee for the audit, and the results of their audit (including their comments or recommendations arising therefrom). In addition, this committee reviews the Company's financial accounting policies and decisions and reports thereon to the Board prior to the issuance of annual financial statements. Furthermore, this committee reviews any non-audit services to be performed by the independent auditors and considers the possible effects of such services on the auditors' independence. The Audit Committee held three meetings during the fiscal year ended May 31, 2000.

       RETIREMENT PLAN COMMITTEE (FORMERLY FIDUCIARY COMMITTEE). Richard M. Spaulding (Chairperson), Charles T. Harris, Andrew S. Hedden and Augustus K. Oliver are the members of the Retirement Plan Committee. This committee acts on behalf of the Board in its capacity as settlor of the trust underlying the Company's Retirement Plan and the 401(k) Plan (collectively "the Plans") and with respect to the powers enumerated therein, including, without limitation, the power to amend or terminate the Plans. This committee also oversees the Administrative Committee, which is comprised of Company employees who are responsible for the day to day administration of the Plans. Also, this committee approves the appointment of one or more trustees, or other professionals, necessary for the proper administration and operation of the Plans. Furthermore, this committee, which reports its actions to the Board of Directors, oversees the policies and practices related to the Plans and evaluates the Company's overall retirement benefit plan philosophy and the Plans in the context of the Company as a separate company and competitively within the industry. The Retirement Plan Committee held one meeting during the fiscal year ended May 31, 2000.

       HUMAN RESOURCES AND COMPENSATION COMMITTEE. John G. McDonald (Chairperson), Ramon C. Cortines, Mae C. Jemison and Linda B. Keene are the members of the Human Resources and Compensation Committee. This committee has the responsibility for setting the compensation of the Chief Executive Officer and reviewing the recommendations of the Chief Executive Officer for compensation of the executive officers prior to approval by the Board. In addition, the names of all other staff members whose salaries are $150,000 or more per annum are made available to the committee. This committee evaluates the Company's overall compensation plans and practices as a separate company and competitively within the industry. This committee, in overseeing the administration of all of the Company's compensation plans and arrangements, reviews and approves the annual bonus award target payouts (including awards under the Executive Incentive Performance Plan), any proposed contractual relationships with executive officers and also reviews the Company's recruitment practices, including the Company's Human Resource and Diversity Programs. Each member of this committee is independent of the management of the Company and free of any relationship that, in the judgment of the Board of Directors, would interfere with his or her exercise of independent judgment as a committee member. Members of this committee may not be employees or former employees of the Company or its subsidiaries, nor may their membership on this committee disqualify the Company for available exemptions pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or Rule 16 b-3 under the Securities Exchange Act of 1934, as amended. The Human Resources and Compensation Committee held four meetings during the fiscal year ended May 31, 2000.

       NOMINATING COMMITTEE. Ramon C. Cortines (Chairperson), Rebeca M. Barrera, Charles T. Harris III and Mae C. Jemison are the members of the Nominating Committee. This committee identifies and recommends to the Board of Directors candidates for election as directors and any changes it believes desirable in the size and composition of the

Board and also recommends to the Board of Directors committee structure and membership and fees to be paid to directors for service on the Board and on Board committees. The Nominating Committee held one meeting during the fiscal year ended May 31, 2000. The Nominating Committee would be pleased to receive suggestions from stockholders about persons it should consider recommending as possible members of the Board of Directors. Any such suggestions should be sent to the Nominating Committee of the Board of Directors, Scholastic Corporation, 555 Broadway, New York, New York 10012.

       STOCK GRANT COMMITTEE (FORMERLY STOCK OPTION COMMITTEE). John G. McDonald (Chairperson) and Linda B. Keene are the standing members of the Stock Grant Committee and, as permitted under Delaware law, Ramon Cortines and Mae C. Jemison are alternate members of the Stock Grant Committee. This committee provides assistance to the Board of Directors in fulfilling its responsibilities to the stockholders of the Company with regard to the issuance of the Company's securities. The committee authorizes and approves grants, awards or issuances of options, warrants, restricted stock or other rights under the Company's compensation plans in effect from time to time, currently the 1992 Stock Option Plan and the 1995 Stock Option Plan. Each member (or alternate) of the committee is independent of the management of the Company and free of any relationship that, in the judgment of the Board of Directors, would interfere with his or her exercise of independent judgment as a committee member. Members of this committee may not be employees or former employees of the Company or its subsidiaries, nor may any Director be a member of this committee if such membership would disqualify the Company for available exemptions pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended, or Rule 16-b-3 under the Securities Exchange Act of 1934, as amended. This committee held four meetings during the fiscal year ended May 31, 2000.

       PUBLISHING AND PROGRAM COMMITTEE.  Mae C. Jemison (Chairperson), Rebeca
M. Barrera, Helen Benham, Ramon Cortines, Peter Mayer and Richard Spaulding are members of the Publishing and Program Committee. This committee reviews and advises management of the Company on the strategic development of properties and programs and reports its findings regularly to the Board of Directors. This committee held no meetings during the fiscal year ended May 31, 2000.

DIRECTOR COMPENSATION

       For the fiscal year ended May 31, 2000, each non-employee director of the Company was paid a cash annual retainer of $25,000 for his or her services as a director and a $1,500 chairperson fee if he or she chaired a committee. The Company reimburses directors for travel, lodging and related expenses they may incur in connection with their services as directors.

       Under the terms of the Outside Directors' Stock Option Plan, as amended (the "1997 Directors' Plan"), each non-employee director is automatically granted, on January 7 of each year (or, if not a business day, the next succeeding business day), an option to purchase 3,000 shares of the Company's Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant. On January 7, 2000, non-employee directors (other than Andrew S. Hedden, who declined his award) were each granted options to purchase 3,000 shares of Common Stock at an exercise price of $60.77. The options vest one year from the date of grant and expire on January 7, 2010.

       Under the terms of the Directors' Deferred Compensation Plan, as amended, directors are permitted to defer 50% or 100% of their cash retainers and meeting fees. Deferred amounts accrue interest at a rate equal to the 30-year treasury bill rate and are paid in cash, upon the later of termination from Board service or age 62, unless paid earlier due to death, disability, change of control of the Company or severe financial hardship. Two directors have chosen to have 100% of their director's compensation deferred. For the fiscal year ended May 31, 2000, the Company recorded $13,212.59 in accrued interest expense under this plan.

CERTAIN TRANSACTIONS AND CERTAIN RELATIONSHIPS

       Andrew S. Hedden is a partner of the law firm of Coudert Brothers, which has provided legal services to the Company in the past and is expected to continue to do so in the future.

       From time to time, the Company may receive investment banking services from Goldman, Sachs & Co., of which Charles T. Harris III is a managing director.

       There are no family relationships among the directors and executive officers of the Company, except for Richard Robinson and Helen V. Benham who are directors and executive officers of the Company and husband and wife. See also the disclosure regarding the Split Dollar Life Insurance Agreement in Footnote 1 to the "Summary Compensation Table."

                             APPROVAL OF AMENDMENT
       TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

       On July 18, 2000, the Board of Directors unanimously adopted resolutions recommending and declaring advisable certain amendments (together, the "Charter Amendment") to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to (i) increase the number of authorized shares of Common Stock, par value $0.01 ("Common Stock"), and Preferred Stock, par value $1.00 ("Preferred Stock"), and

(ii) effect certain other amendments, in each case as set forth in the proposed Charter Amendment to the Certificate in the form attached hereto as Appendix I, subject to the approval of the Company's stockholders entitled to vote thereon. The Board has recommended that the Charter Amendment be submitted to the stockholders of the Company at the Annual Meeting.

       The following is a summary of the proposed amendments to the Certificate to be effected by the Charter Amendment. Such summary is qualified in its entirety by reference to the proposed Charter Amendment attached as Appendix I to this proxy statement which is incorporated herein by reference.

       AMENDMENT TO THE CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK OF THE COMPANY. The Company is currently authorized to issue twenty-eight million five hundred thousand (28,500,000) shares of capital stock, consisting of twenty-five million (25,000,000) shares of Common Stock; two million five hundred thousand (2,500,000) shares of Class A Stock, par value $0.01 ("Class A Stock"); and one million (1,000,000) shares of Preferred Stock. The Board of Directors recommends adoption of amendments to the Certificate to increase the number of shares of authorized Common Stock from twenty-five million (25,000,000) shares of Common Stock to seventy million (70,000,000) shares and the number of shares of Preferred Stock from one million (1,000,000) shares to two million (2,000,000) shares, subject to the approval of the Company's stockholders entitled to vote thereon.

       The proposed increase in the authorized shares of Common Stock and Preferred Stock of the Company would be effected by amending in its entirety the first paragraph of Article FOURTH of the Certificate in the manner set forth in Appendix I of this proxy statement. Pursuant to the Delaware General Corporation Law, the holders of the Common Stock have the right to vote, separately as a class, upon the proposal to increase the authorized shares of Common Stock.

       REASONS FOR AND EFFECTS OF THE INCREASE OF AUTHORIZED CAPITAL STOCK. Of the 28,500,000 shares of capital stock of the Company currently authorized, at August 9, 2000, 16,238,581 shares of Common Stock, 828,100 shares of Class A Stock and no shares of Preferred Stock were outstanding, 788,609 shares of Common Stock were held as treasury shares and an additional 6,260,375 shares of Common Stock were reserved for issuance as follows: 3,683,452 shares upon the exercise of options granted or to be granted under the Company's stock option plans, 317,649 shares upon the sale thereof under the MSPP and ESPP, 828,100 shares upon conversion of the Class A Stock and 1,131,174 shares upon conversion of the Company's 5% Convertible Subordinated Debentures. Accordingly, at
August 9, 2000, the Company had 3,289,653 shares of authorized Common Stock, including treasury shares, 1,671,900 shares of Class A Stock and 1,000,000 shares of Preferred Stock remaining authorized, unreserved and available for issuance.

       The Board of Directors recommends an increase of forty-five million (45,000,000) of shares of authorized Common Stock which would be available for issuance from time to time in connection with possible future financing programs, stock dividends, acquisitions, stock option and other employee benefit plans and other general corporate purposes. Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and allow additional shares of Common Stock, in excess of the number of such shares presently authorized, to be issued from time to time by action of the Board of Directors, without the expense and delay of a special meeting of stockholders. Accordingly, no additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such shares, unless required for the particular transaction by applicable law or the rules of the NASDAQ Stock Market, on which the Company's Common Stock is quoted, or any other stock exchange or other national securities association trading system on which the Company's authorized shares may then be listed or quoted.

       The Board of Directors also recommends an increase of one million (1,000,000) shares of authorized Preferred Stock to provide additional flexibility in respect of possible future financing programs or acquisitions, if the issuance of the Preferred Stock is determined to be advantageous under the particular circumstances involved at the time any such issuance is under consideration. Under the Certificate, shares of Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without any further action on the part of the stockholders of the Company, is authorized to determine the number of shares to be included in any series and any other rights, preferences and limitations pertaining to such series as the Board may determine, subject only to the provisions of the Certificate. The Board of Directors, in its discretion, may, upon issuance of any series of Preferred Stock, grant voting power to the holders of such Preferred Stock to elect not more than two additional members of the Board of Directors in the event of an arrearage in the payment of dividends on any such series; however, such right to elect two additional directors is applicable to all series of the Preferred Stock in the aggregate and not to each series thereof in the event more than one series is outstanding. Notwithstanding the election of two directors by the holders of the Preferred Stock, the holders of Common Stock shall only be entitled to elect one-fifth of the members of the Board of Directors as constituted prior to the election of such two additional directors by the holders of the Preferred Stock. As in the case of the Common Stock, no additional action or authorization by the Company's stockholders would be necessary prior to the issuance of the additional shares of Preferred Stock, unless required for the particular transaction by applicable law or the rules of the NASDAQ Stock Market or any other stock exchange or national securities association trading system on which the Company's authorized shares may then be listed or quoted.

       The additional shares of Common Stock and Preferred Stock proposed to be authorized would be identical to the shares of Common Stock and Preferred Stock now authorized, and this proposal would not affect or change the rights of the holders of the

Common Stock or Class A Stock. Holders of the Company's Common Stock and
Class A Stock do not have pre-emptive rights to purchase any shares of authorized capital stock of the Company. The issuance of additional shares of Common Stock and Preferred Stock for other than a stock split or dividend could, under certain circumstances, have the effect of diluting the existing economic rights of the holders of Common Stock and Class A Stock and the existing voting rights of holders of Common Stock. As provided in the Company's Certificate, voting control will continue to rest with the holders of the Class A Stock except for the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors.

       There are no present agreements or arrangements which would require the issuance of any of the additional authorized shares of Common Stock or Preferred Stock. However, based on market conditions, the Company may seek to refinance all or a portion of the debt incurred in connection with the June 22, 2000 acquisition by Scholastic Inc. of Grolier Incorporated, a Delaware corporation ("Grolier"), for $400 million in cash. The cash consideration paid for the Grolier acquisition was financed by the Company through bank debt under committed facilities. Based on market conditions, the Company may seek to refinance all or a portion of the Grolier purchase price through an offering of debt or a combination of debt and equity, and should the Company do so, it may use a portion of the newly authorized Common Stock for this purpose. Unless market conditions are favorable, however, the Company will continue to utilize its credit facilities and anticipates no problems in renewing such facilities or negotiating new facilities should the need arise.

       OTHER AMENDMENTS TO THE CERTIFICATE. The Board of Directors has also recommended certain additional amendments to the Certificate, as described below.

       1. It is recommended that Section (b)(1) of Article FOURTH be amended to provide that, pursuant to the voting power granted under the Certificate, the holders of the Class A Stock may from time to time set the number of directors constituting the full Board of Directors, subject to there being a minimum of three and a maximum of fifteen directors. The current Certificate provides for the number to be set annually by the holders of the Class A Stock.

       The Board of Directors seeks amendment of this provision to clarify and establish the right of the holders of the Class A stock to change the number of Board members between meetings. The Board believes that this proposed amendment, which would permit the holders of the Class A Stock to vary the size of the Board more frequently than annually, would give the Board better flexibility to assure the timely recruitment of qualified director candidates. With the enactment in recent years of rules and regulations which effectively restrict membership on the Audit and Compensation Committees unless specified qualification standards are met, the Board believes that this flexibility is all the more necessary to assure it has a sufficient number of members who qualify to serve on these committees.

       Should the Board recommend, and the holders of the Class A Stock approve, an increase in the number of directors constituting the full Board during the period between annual meetings, depending on the increased size of the Board, the new director would be designated a Common Stock Director or a Class A Stock Director, as applicable, and, in accordance with the current Certificate, those directors comprising the class of Common Stock Directors or Class A Stock Directors, as the case may be, would vote on the election of such director to fill the additional directorship created until the next succeeding annual meeting, when the holders of the applicable class of stock would vote on the election of such director, if renominated.

       This proposed amendment would be effected by amending in its entirety Section (b)(1) of Article FOURTH of the Company's Certificate in the manner set forth in Appendix I of this proxy statement.

       2. It is also recommended that a new Section (b)(iii) to Article FOURTH be added to clarify and establish that, with respect to any stock dividend or distribution declared by the Company in shares of Common Stock or Class A Stock, such dividends or distributions shall be payable in shares of Common Stock or other securities exchangeable for or convertible into shares of Common Stock with respect to the holders of Common Stock and in shares of Class A Stock or other securities exchangeable for or convertible into Class A Stock with respect to the holders of Class A Stock. Except as clarified by this Amendment, the charter would continue to provide that the holders of the Common Stock and Class A Stock shall have the same and identical rights to dividends or distributions.

       The Board of Directors believes that this amendment clarifies the current provisions of Article FOURTH as they relate to dividends or distributions payable in Common Stock and Class A Stock and will avoid any ambiguity in the event the Board should authorize a stock dividend or other distribution involving the Common or Class A Stock.

       This proposed amendment would be effected by adding a new
Section (b)(iii) to Article FOURTH of the Certificate in the manner set forth in Appendix I of this proxy statement.

       3. The final proposed amendment is to amend the fourth sentence of Article FIFTH to correct a typographical error in the Certificate by removing duplicative language. This proposed amendment would be effected by amending in its entirety the fourth sentence of Article FIFTH of the Company's Certificate in the manner set forth in Appendix I of this proxy statement in order to remove the duplicate language, which consisted of the repetition of the words "official capacities and as to action in another capacity while holding such office."

RECOMMENDATION

       THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE FOREGOING AMENDMENTS TO THE CERTIFICATE TO (I) INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK OF THE COMPANY AND (II) EFFECT THE OTHER AMENDMENTS AS SET FORTH IN THE PROPOSED CHARTER AMENDMENT APPENDED TO THIS PROXY STATEMENT AS APPENDIX I. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Stock, each voting as a separate class, is required to adopt the amendment to the Certificate to increase the number of authorized shares of Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock is required to adopt the amendment to the Certificate to increase the number of authorized shares of Preferred Stock and to approve the other amendments to the Certificate described above. In the event the amendment to the Certificate to increase the number of authorized shares of Common Stock is not approved, the amendment to the Certificate to increase the number of authorized shares of Preferred Stock will not be implemented, notwithstanding the approval of the holders of the Class A Stock. The remaining amendments to the Certificate will, however, be implemented if approved by the holders of the Class A Stock. For the foregoing purposes, the following resolutions will be offered by the Board of Directors at the Annual Meeting:

FOR SUBMISSION TO THE HOLDERS OF COMMON STOCK AND CLASS A STOCK:

       RESOLVED, that the proposal to amend the Amended and Restated Certificate of Incorporation of the Company in the form appended to this proxy statement as Appendix I so as to increase the number of authorized shares of Common Stock, par value $0.01, of the Company be, and is hereby, approved.

FOR SUBMISSION TO THE HOLDERS OF CLASS A STOCK:

       RESOLVED, that the proposal to amend the Amended and Restated Certificate of Incorporation of the Company in the form appended to this proxy statement as Appendix I so as to (i) increase the number of authorized shares of Preferred Stock, par value $1.00, of the Company and
      (ii) effect the other amendments as set forth in the proposed amendment to the Amended and Restated Certificate of Incorporation be, and is hereby, approved.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

       The Audit Committee has recommended to the Board of Directors the selection of Ernst & Young LLP ("Ernst & Young") to be the independent auditors of the Company for the fiscal year ending May 31, 2001. Ernst & Young and its predecessors have acted as independent auditors for the Company and its predecessors since 1938. This selection will be submitted for ratification at the Annual Meeting. Representatives of Ernst & Young will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the holders of Class A Stock do not elect to ratify the appointment of Ernst & Young, the selection of independent auditors will be reconsidered by the Audit Committee.

       During the fiscal year ended May 31, 2000, Ernst & Young served as the Company's independent auditors. It is the belief of the Audit Committee that the financial relationship between the Company and its independent auditors should be fully disclosed to the stockholders. The fees and expenses for audit services provided by Ernst & Young to the Company and its domestic and foreign subsidiaries for the fiscal year ended May 31, 2000 were approximately $970,000. This fee includes approximately $190,000 (20% of total fees and expenses) in connection with certain non-audit services provided to the Company, which were related primarily to tax and financial accounting advice on various proposed transactions, tax return preparation and general accounting assistance.

RECOMMENDATION

       THE BOARD OF DIRECTOR RECOMMENDS THAT HOLDERS OF THE CLASS A STOCK RATIFY THE SELECTION OF ERNST & YOUNG LLP TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2001. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of the Class A Stock present and entitled to vote on this item at the Annual Meeting is required to ratify the selection.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

       Stockholders who intend to present proposals at the 2001 Annual Meeting under SEC Rule 14a-8 must insure that such proposals are received by the Secretary of the Company not later than April 25, 2001. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company's 2001 proxy materials. In order for a proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of SEC Rule 14a-4(c), such proposal must be received prior to July 25, 2001.

                                 OTHER MATTERS

       The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

                                           By Order of the Board of Directors
                                           Charles B. Deull
                                           Senior Vice President, General
                                           Counsel and Secretary

                                                                      APPENDIX I

                            CERTIFICATE OF AMENDMENT
                                       OF
             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SCHOLASTIC CORPORATION

       SCHOLASTIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

       FIRST: That at a meeting of the Board of Directors of Scholastic Corporation resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and proposing that the amendments be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first sentence of Article FOURTH to read as follows:

       "The total number of shares which may be issued by the Corporation is Seventy-four and one-half Million (74,500,000) shares, of which Seventy Million (70,000,000) shares shall be Common Stock having a par value of one cent ($.01) per share; Two and one-half Million (2,500,000) shares shall be Class A Stock having a par value of one cent ($.01) per share; and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one dollar ($1.00) per share."

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Section (b)(i) of Article FOURTH to read as follows:

       (i) VOTING RIGHTS. Except as otherwise hereinafter provided or as may be provided by law, and for so long as any shares of Class A Stock remain outstanding, the entire voting power of the Corporation shall be vested exclusively in the holders of the shares of the Class A Stock and the holders of no other class of the Corporation's stock shall have any voting power, or right to participate in any meeting, or be entitled to any voice in the management of the Corporation's affairs; provided, however, that the holders of the shares of the Common Stock voting as a class at each annual meeting of the Corporation shall elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors, which shall consist of not less than three nor more than fifteen members, such number to be determined from time to time by the holders of the Class A Stock. Without the consent of the holders of the Common Stock voting as a class, neither the Certificate of Incorporation or the By-laws of the Corporation shall hereafter be amended to deny to the holders of the Common Stock the right to elect at least one-fifth of the members of the Board of Directors. In the event of a vacancy in the seat of a director who has been elected by the holders of the Common Stock (including a successor thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Common Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Common Stock (including successors thereto appointed to fill a vacancy) and, in the event of a vacancy in the seat of a director who has been elected by the holders of the Class A Stock (including a successor thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Class A Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Class A Stock (including successors thereto appointed to fill a vacancy). Notwithstanding the foregoing, in connection with the right of the Board of Directors to fix the rights, preferences and limitations of the Preferred Stock, the Board of Directors may grant voting power to the holders of one or more series of the Preferred Stock to elect not more than two additional members of the Board of Directors in the event of an arrearage in the payment of dividends on any such series as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of such series, such right to elect two additional directors to be applicable to all series of Preferred Stock in the aggregate and not to each series thereof in the event more than one series is outstanding. Any increase in the number of members of the Board of Directors as a result of the right of the holders of one or more series of the Preferred Stock to elect two additional members of the Board of Directors shall not alter or increase the voting power of the holders of Common Stock who shall continue to have the right only to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors as constituted prior to the election of such two additional members of the Board of Directors by the holders of the Preferred Stock. With respect to the election of directors, no holders of any class of stock shall have cumulative voting rights."

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by adding new Section (b)(iii) of Article FOURTH to read as follows:

       (iii) STOCK DIVIDENDS. The holders of the Class A Stock and the Common Stock shall have the same and identical rights to dividends or distributions, provided that, in the event of dividends or distributions payable in shares of the Class A or Common Stock of the Corporation or the distribution of rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares of the Class A or Common Stock of the Corporation, such dividends or distributions shall be payable in shares, or rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares, as the case may be, of Class A Stock in respect of the holders of Class A Stock of the Corporation and Common Stock in respect of the holders of Common Stock of the Corporation;

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the fourth sentence of Article FIFTH to read as follows:

       (i) The indemnification provided for in this Article (a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (b) shall continue as to a person who has ceased to be a director or officer and (c) shall inure to the benefit of the heirs, executors and administrators of such a person.

       SECOND: That thereafter, pursuant to resolutions of its Board of Directors, at the annual meeting of the stockholders, duly called and held on September 19, 2000 upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

       THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 19, 2000

  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 555 Broadway, New York, New York, on Tuesday, September 19, 2000, at 9:00 A.M. local time, and at any adjournment thereof and to vote the shares of Class A Stock the undersigned would be entitled to vote if personally present.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY

                             SCHOLASTIC CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 19, 2000

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF CLASS A STOCK WILL BE VOTED IN FAVOR OF MATTERS 1, 2,3, 4, AND 5.

CLASS A STOCK

Ballot No. _________                        _________________________________
                                            Shareholder Name (Please Print)
No. of Shares ______


                                     BALLOT

         The undersigned hereby votes the above number of shares of Class A Stock of Scholastic Corporation as follows:

         1.       Upon the election of 9 directors as follows:

                                               For          Against
                                               ---          -------

                  Richard Robinson          _________       _________

                  Rebeca M. Barrera         _________       _________

                  Helen V. Benham           _________       _________

                  Charles T. Harris III     _________       _________

                  Andrew S. Hedden          _________       _________

                  Ramon Cortines            _________       _________

                  Mae C. Jemison            _________       _________

                  Augustus K. Oliver        _________       _________

                  Richard M. Spaulding      _________       _________

         2. Upon the proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company .

         FOR __________       AGAINST __________       ABSTAIN __________


         3. Upon the proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock of the Company .

         FOR __________       AGAINST __________       ABSTAIN __________


         4. Upon the proposal to amend the Amended and Restated Certificate of Incorporation to effect the other amendments as set forth in the proposed Charter Amendment .

         FOR __________       AGAINST __________       ABSTAIN __________


         5. Upon the proposal to ratify the appointment of Ernst & Young as independent auditors for the fiscal year ending May 31, 2001:

         FOR __________       AGAINST __________       ABSTAIN __________


         6. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.



Signature(s): ______________________________________   Date: ________________



Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Please mark your vote as indicated in this example  |X|

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 19, 2000

  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 555 Broadway, New York, New York, on Tuesday, September 19, 2000, at 9:00 A.M. local time, and at any adjournment thereof and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY



                              FOLD AND DETACH HERE

                             SCHOLASTIC CORPORATION

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF COMMON STOCK WILL BE VOTED IN FAVOR OF MATTERS 1 & 2.


Please mark your vote as indicated in this example |X|

1. Proposal to elect Linda B. Keene, Peter M. Mayer and John G. McDonald as directors:

                                                     For |_|    Against |_|


If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the names of such nominees below.


_____________________________________________________________


2. Proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized Common Stock Shares to 70,000,000:

                                                     For |_|    Against |_|


3. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.



Signature(s): ______________________________________   Date:________________

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             SCHOLASTIC CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 19, 2000
            SCHOLASTIC CORPORATION 401(K) SAVINGS AND RETIREMENT PLAN

                                    IMPORTANT

                           PLEASE COMPLETE AND RETURN
  (THE SOLICITATION OF THIS PROXY IS MADE OF BEHALF OF THE BOARD OF DIRECTORS)

The enclosed Notice of the 2000 Annual Meeting of Stockholders and Proxy Statement are being provided to you as a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan. Participants who had funds invested in the Scholastic Corporation Common Stock Fund on August 9, 2000, the record date for the 2000 Annual Meeting of Stockholders, may instruct the Trustee how to vote all full and fractional shares attributable to their account by completing the reverse side of this card and returning it by September 10, 2000.

Scholastic Corporation urges you to complete, date, sign, and return this confidential voting instruction card TODAY.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY



                              FOLD AND DETACH HERE

                             SCHOLASTIC CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 19, 2000

IN THE ABSENCE OF SPECIFIC DIRECTIONS NOTED BELOW, IT IS UNDERSTOOD THAT THE UNDERSIGNED'S SHARES OF COMMON STOCK WILL BE VOTED IN FAVOR OF MATTERS NO. 1 & 2.


Please mark your vote as indicated in this example |X|

1. Proposal to elect Linda Keene, Peter M. Mayer and John G. McDonald as directors:

                                                     For |_|    Against |_|


If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the names of such nominees below.


_____________________________________________________________

2. Proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized Common Stock Shares to 70,000,000:

                                                     For |_|    Against |_|


3. In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.



Signature(s): ______________________________________   Date: ________________

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.